NORTH SQUARE INVESTMENTS TRUST
Code of Ethics for Principal Officers
June 26, 2024

1.	Purposes of this Code

This code of ethics (“Code”) is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code is in addition to, not in replacement of, the North Square Investments Trust (the “Trust”) code of ethics for access persons (the “Trust Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The persons covered by this Code may also be subject to the Trust Code of Ethics.

The Trust requires its Principal Executive Officer, Principal Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Trust. The principles and responsibilities set forth below shall govern the professional conduct of the Principal Officers.

This Code serves to promote:

A.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B.	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust;

C.	Compliance with applicable laws and governmental rules and regulations;

D.	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

E.	Accountability for adherence to the Code.

2.	Honest and Ethical Conduct

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict between their interests and those of the Trust to the Audit Committee, the full Board of Trustees of the Trust (the “Board”), and, in addition, to any other appropriate person or entity that may reasonably be expected address any conflict of interest in timely and expeditious manner.

No Principal Officer shall:

A.	Use personal influence or personal relationships improperly to influence the Trust’s investment decisions or financial reporting whereby the Principal Officer would benefit personally to the Trust’s detriment;

B.	Cause the Trust to take action, or fail to take action, for the Principal Officer’s personal benefit, rather than the Trust’s benefit.

C.	Use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; or

D.	Retaliate against any other Principal Officer or any employee of the Trust or its service providers for reports of potential violations by the Trust, its service providers, or the Principal Officers that are made in good faith.

3.	Financial Records and Reporting

It is the Trust’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents filed with, or submitted to, the SEC and in all other public communications made by the Trust. Principal Officers are required to promote compliance with this policy by all employees of the Trust and its service providers to abide by Trust standards, policies and procedures designed to promote compliance with this policy. Thus, the Principal Officers shall:

A.	Familiarize themselves with the disclosure requirements generally applicable to the Trust;

B.	To the extent appropriate, within their areas of responsibility, promote full, fair, accurate, timely and understandable disclosure in the Trust’s reports and documents to be filed with or submitted to the SEC or other applicable body, or that are otherwise publicly disclosed or communicated; and

C.	Not knowingly misrepresent, or cause others to misrepresent, facts regarding the Trust to others, whether within or outside the Trust, including to the Trust’s Board and independent registered public accounting firm, and to governmental regulators and self-regulatory organizations; and

D.	respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers for the benefit of any party other than the Trust.

4.	Compliance with Laws, Rules and Regulations

The Principal Officers shall promote compliance with applicable laws, rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies and shall work with the Trust’s Chief Compliance Officer and the Board to promptly address detected deviations from such applicable federal, state or local laws, regulations or rules.

5.	Compliance with this Code of Ethics

The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the Board and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board.

The Audit Committee will apply this Code to any specific situations presented to it and has the authority to interpret this Code in any particular situation. The Audit Committee will take all appropriate action to investigate any potential violations reported to the Audit Committee. If, after such investigation, the Audit Committee believes that no violation has occurred, no further action is required. If the Audit Committee believes that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action.

6.	Amendments and Waivers

This Code of Ethics may only be amended or modified by approval of the Board. The Board will consider any approvals or waivers sought by Principal and will be responsible for granting waivers of this Code, as appropriate.

Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with the requirements of rules under the 1940 Act (currently on Form N-CSR).

7.	Acknowledgement

The Principal Officers shall:

A.	Upon the Code’s adoption (or thereafter as applicable, upon becoming a Principal Officer), affirm in writing to the Board that they have received, read, and understand the Code; and

B.	Annually thereafter affirm to the Board that they have complied with the Code’s requirements;

Adopted:	June 26, 2024

APPENDIX 1

ACKNOWLEDGMENT OF RECEIPT
OF
THE CODE OF ETHICS FOR PRINCIPAL OFFICERS

I acknowledge that I have received, read and understand the Code of Ethics for Principal Officers and represent:

1.	In accordance with the Code of Ethics for Principal Officers, I will report all violations of the Code of Ethics for Principal Officers to the Audit Committee as well as the full Board of Trustees of the Trust;

2.	I do not currently know of any violations of the Code of Ethics for Principal Officers; and

3.	I will comply with the Code of Ethics for Principal Officers in all other respects.

By: _________________________________________

Name: ______________________________________

Title: _______________________________________

Organization: ________________________________

Date: _______________________________________

APPENDIX 2

ANNUAL CERTIFICATION OF COMPLIANCE
WITH
THE CODE OF ETHICS FOR PRINCIPAL OFFICERS

I certify that during the past year:

1.	I have reported all violations of the Code of Ethics for Principal Officers of which I was aware;

2.	I have complied with the Code of Ethics for Principal Officers in all other respects; and

3.	I have read and understand the Code of Ethics for Principal Officers and recognize that I am subject thereto.

By: _________________________________________

Name: ______________________________________

Title: _______________________________________

Organization: ________________________________

Date: _______________________________________